Exhibit 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for Its First Quarter Ended December 31, 2011

•	Q1 revenue was $37.5 million in line with guidance
•	Q2 revenue projection ranges from $38 to $40 million with growth in Fiber Optics segment
•	Rebuilding of flood-damaged production infrastructure is on schedule, and will complete by May

ALBUQUERQUE, New Mexico, February 14, 2012 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced its financial results for its fiscal first quarter ended December 31, 2011.

Financial Results

Revenue:
Consolidated revenue for the first quarter ended December 31, 2011 was $37.5 million, which represents a 28% decrease compared to the prior year and the immediate preceding quarter.  On a segment basis, revenue for our Fiber Optics segment was $18.4 million, which represented approximately a 40% decrease compared to the prior year and the immediate preceding quarter.  As previously reported, in October 2011 our primary contract manufacturer announced that as a result of flooding in Thailand, it had suspended operations at its facility that was used to manufacture certain of our fiber optics products.  Rising water penetrated the facility and submerged most of our process and test equipment as well as our inventory materials.  The impact from this flooding has had a significant adverse impact on our operations and our ability to meet customer demand for certain of our fiber optics products.  As discussed below, we are currently focused on rebuilding the manufacturing infrastructure for our impacted product lines.  Our Photovoltaics segment was not affected by the Thailand floods. Revenue for our Photovoltaics segment was $19.1 million, which represents a 7% decrease compared to the prior year and a 10% decrease compared to the immediate preceding quarter. Historically, revenue has fluctuated significantly in our Photovoltaics segment due to timing of program completions and product shipments of major orders.

Gross Profit:
Consolidated gross profit was $3.5 million, which represents a 73% decrease compared to the prior year and a 65% decrease compared to the immediate preceding quarter. Consolidated gross margin was 9.3%, which represents a decrease from the 24.3% gross margin reported in the prior year and a decrease from the 19.2% gross margin reported in the immediate preceding quarter.  On a segment basis, Fiber Optics gross margin was (4.8%), which represents a decrease from the 18.4% gross margin reported in the prior year and a decrease from the 18.0% gross margin reported in the immediate preceding quarter.   Photovoltaics gross margin was 22.7%, which represents a decrease from the 33.3% gross margin reported in the prior year and an increase from the 21.0% gross margin reported in the immediate preceding quarter.

During the period, lower fiber optics-related revenues due to the impact from the Thailand flood resulted in higher manufacturing overhead as a percentage of revenue.  Manufacturing of certain fiber optics-related components was moved to Company owned facilities which involved higher labor and other related costs.  Instead of completely rebuilding all flood damaged manufacturing lines, management has decided to realign the Company's fiber optics product portfolio and focus on business areas with strong technology differentiation and growth opportunities.  Management identified $0.9 million of inventory on order related to manufacturing product lines that were destroyed by the Thailand flood and will not be replaced. This expense was recorded within cost of revenues on our statement of operations.

Operating Loss:
The consolidated operating loss was $11.7 million, which represents an $8.9 million increase in operating loss when compared to the prior year and a $2.7 million decrease in operating loss when compared to the immediate preceding quarter.  The quarter-over-quarter variance in operating expenses was primarily related to impairment and flood-related losses and insurance gains.  During the three months ended December 31, 2011, we recorded estimated flood-related losses associated with damaged inventory and equipment of approximately $3.9 million and $1.8 million, respectively.

Additionally, we also claimed damages and received proceeds of $5.0 million under our own comprehensive insurance policy relating to business interruption and recorded this amount as flood-related insurance proceeds during the three months ended December 31, 2011.  During the quarter ended September 30, 2011, we recorded an $8.0 impairment charge related to our long-lived assets associated with our Fiber Optics segment.

The decrease in selling, general, and administrative as well as research and development expense for the quarter ended December 31, 2011 when compared to the prior year is attributable to implemented cost reduction measures.

Adjusted Operating Loss:
After excluding certain non-cash and other infrequent transactions as set forth in the attached non-GAAP table, adjusted operating loss for the first quarter ended December 31, 2011 was $5.1 million, which represents an additional operating loss of $6.6 million from the income reported for the prior year and an additional operating loss of $3.7 million from the loss reported for the immediate preceding quarter.

Suncore:
For the three months ended December 31, 2011, we recorded approximately $1.0 million of loss related to our Suncore joint venture operations.  During the three months ended December 31, 2011, Suncore increased its registered capital by recording a deemed capital distribution to EMCORE of $14.8 million which was reinvested back into Suncore.  We also received a cash dividend from Suncore totaling $1.6 million which funded our foreign income tax expense incurred as a result of these capital distributions.  As of December 31, 2011, our net investment in Suncore on our balance sheet totaled $0.2 million.

Net loss:
The consolidated net loss was $14.2 million, which represents a $10.6 million increase in net loss when compared to the prior year and relatively no change when compared to the immediate preceding quarter.  The consolidated net loss per share was $0.15, which represents an $0.11 increase in net loss per share when compared to the prior year and no change in net loss per share when compared to the immediate preceding quarter.

Order Backlog
As of December 31, 2011, order backlog for our Photovoltaics segment totaled $51.7 million, a 19% increase from $43.5 million reported as of September 30, 2011, in part driven by a larger terrestrial CPV solar cell order from Suncore.  Order backlog is defined as purchase orders or supply agreements accepted by us with expected product delivery and/or services to be performed within the next twelve months. We will resume reporting our order backlog for our Fiber Optics segment once the production infrastructure is rebuilt.

Liquidity Update
As of December 31, 2011, cash, cash equivalents, and restricted cash totaled $23.8 million and working capital totaled $18.9 million.  Net cash provided by operating activities totaled $20.8 million which was primarily due to an increase in customer deposits of $9.7 million and the reduction of accounts receivable of $9.4 million.

Business Outlook and Commentary

As previously discussed, the flood in Thailand destroyed the manufacturing infrastructure that supports approximately 50% of our Fiber Optics segment revenue.  This has had a significant impact on our operations and our ability to meet customer demand for certain fiber optics products.  We have developed and implemented a solid plan to rebuild the impacted production lines at another location associated with our contractor manufacturer in Thailand as well as at our own manufacturing facility in China. We are making significant progress and the rebuild plan is on schedule.  Between our own facilities and those of our contract manufacturer, we expect the rebuild of our CATV production line to be completed by the end of March 2012 and the rebuild of our telecom-related production line to be completed before the end of May 2012.  We are working closely with our customers on our manufacturing recovery plan to be aligned with their needs.

We expect revenue for our second fiscal quarter ending March 31, 2012 to increase and be within the range of $38 to $40 million.

Reverse Stock Split
On January 27, 2012, we announced that the Company's Board of Directors approved a four-to-one reverse stock split of EMCORE common stock.  We have set February 15, 2012 as the record date for the reverse stock split and anticipate that EMCORE common stock will begin trading on the NASDAQ Global Market on a split adjusted basis at the opening of trading on February 16, 2012.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET.  The call will be webcast via our website at http://www.emcore.com and will be archived for one year following the conclusion of the call.  Please go to this site beforehand to download any necessary software.  To participate in the conference call, U.S. and international callers should dial (224) 357-2194.  The conference call ID is 48555132.

Conferences

EMCORE will be attending the Optical Fiber Conference at the Los Angeles Convention Center.  The exposition will take place from March 6, 2012 to March 8, 2012 and we will be located in adjoining booths #2659 and #2661 in the Corporate Village.  EMCORE will be presenting our latest product solutions for telecom and datacom applications.

About EMCORE
EMCORE Corporation is a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets.  EMCORE's Fiber Optics segment offers optical components, subsystems, and systems that enable the transmission of video, voice, and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV), and fiber-to-the-premises (FTTP) networks.  EMCORE's Photovoltaics segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells, and fully integrated solar panels.  For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems.  For specific information about our Company, our products, and the markets we serve, please visit our website at http://www.emcore.com.

Use of Non-GAAP Financial Measure
We provide a non–GAAP adjusted operating loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance.  This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that the additional non–GAAP financial measure is useful to investors in assessing our operating performance.  We also use this measure internally to evaluate our operating performance and this measure is used for planning and forecasting of future periods.  In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non–GAAP financial measure.  We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non–GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non–GAAP financial measure.  Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non–GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of the non–GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non–GAAP financial measures are not in accordance with or an alternative for U.S. GAAP.  Our non–GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward–Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  Such forward-looking statements also include statements regarding the ability of our contract manufacturer to resume production, the expected impact of the flooding on our supply chain, and our ability to meet customer demand for our fiber optics products.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases.  Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.  We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a)  the impact on the Company, our customers and our suppliers from the effects of the floods in Thailand; (b) the success of our cost reduction efforts in achieving their expected benefits; (c) delays and other difficulties in commercializing new products; (d) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the extent of damage to our contract manufacturer's facilities and the Company's and our contract manufacturer's equipment; uncertainties about the timeframe for the flood waters receding and the restoration of operations and associated costs with such restoration; the effectiveness of flood prevention efforts at our contract manufacturer's campus; uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; actions by competitors; and (g) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”) such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements.  We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC.  We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Consolidated Statements of Operations
 (in thousands, except loss per share)
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2011	2011

Revenue	$52,107	$52,123	$37,451

Cost of revenue	39,427	42,090	33,983

Gross profit	12,680	10,033	3,468

Operating expenses (income):
Selling, general, and administrative	8,264	8,281	7,480
Research and development	7,191	8,129	6,980
Flood-related losses	-	-	5,698
Flood-related insurance proceeds	-	-	(5,000)
Impairments	-	8,000	-
Litigation settlement	-	(20)	-
Total operating expenses	15,455	24,390	15,158

Operating loss	(2,775)	(14,357)	(11,690)

Other income (expense):
Interest income	-	2	1
Interest expense	(258)	(122)	(130)
Foreign exchange gain (loss)	(335)	(304)	89
Loss from equity method investment	-	(996)	(960)
Change in fair value of financial instruments	(272)	1,487	105
Other expense	(5)	-	-
Total other income (expense)	(870)	67	(895)

Loss before income tax expense	(3,645)	(14,290)	(12,585)

Foreign income tax expense on capital distributions	-	-	(1,644)

Net loss	$(3,645)	$(14,290)	$(14,229)

Per share data:

Net loss per basic and diluted share	$(0.04)	$(0.15)	$(0.15)

Weighted-average number of basic and diluted shares outstanding	85,250	93,305	93,904

EMCORE CORPORATION
Consolidated Balance Sheets
 (in thousands)
(unaudited)
	As of December 31, 2011	As of September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$22,139	$15,598
Restricted cash	1,660	544
Accounts receivable, net	25,732	34,875
Inventory	29,893	33,166
Prepaid expenses and other current assets	10,416	7,168

Total current assets	89,840	91,351

Property, plant and equipment, net	42,733	46,786
Goodwill	20,384	20,384
Other intangible assets, net	5,405	5,866
Equity method investment	242	2,374
Other non-current assets, net	4,710	3,537

Total assets	$163,314	$170,298

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings from credit facility	$6,005	$17,557
Accounts payable	30,498	26,581
Warrant liability	496	601
Accrued expenses and other current liabilities	33,949	22,319

Total current liabilities	70,949	67,058

Asset retirement obligations	4,851	4,800
Other long-term liabilities	816	4

Total liabilities	76,615	71,862

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-
Common stock	715,154	713,063
Treasury stock	(2,083)	(2,083)
Accumulated other comprehensive income	1,313	912
Accumulated deficit	(627,685)	(613,456)
Total shareholders’ equity	86,699	98,436

Total liabilities and shareholders’ equity	$163,314	$170,298

We have provided a reconciliation of our non–GAAP operating loss financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

Non-GAAP Table Adjusted Operating Loss Unaudited (in thousands)	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2011	2011

Operating Loss – GAAP	$(2,775)	$(14,357)	$(11,690)

Adjustments:
Depreciation, amortization, and accretion expense	3,007	3,070	2,775
Stock-based compensation expense	1,122	1,856	2,180
Corporate legal expense	101	65	-
Flood-related losses	-	-	5,698
Flood-related insurance proceeds	-	-	(5,000)
Loss on inventory purchase commitments	-	-	908
Impairments	-	8,000	-
Litigation settlement adjustment	-	(20)	-
Total adjustments	4,230	12,971	6,561

Adjusted Operating Income (Loss) – Non-GAAP	$1,455	$(1,386)	$(5,129)

Stock-based compensation expense by expense category: (in thousands)	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2011	2011

Cost of revenue	$216	$345	$476
Selling, general, and administrative	631	1,029	1,013
Research and development	275	482	691

Total stock-based compensation expense	$1,122	$1,856	$2,180

Net effect on net loss per basic and diluted share	$(0.01)	$(0.02)	$(0.02)

Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com